Exhibit 1.2

To:	CyrusOne Inc. 2101 Cedar Springs Road, Suite 900 Dallas, Texas 75201

From:	Morgan Stanley & Co. LLC 1585 Broadway New York, NY 10036-8293

Date:	September 25, 2018

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Morgan Stanley & Co. LLC (“Dealer”) and CyrusOne Inc. (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.                                      This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “Swap Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”), as published by ISDA, as if Dealer and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and Dealer, with a “Threshold Amount” of USD 50 million for Counterparty and a “Threshold Amount” equal to 3% of shareholders’ equity of Morgan Stanley, a Delaware corporation (“MS Parent”) as of the date hereof for Dealer; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within three Local Business Days of such party’s receipt of written notice of its failure to pay.”; (c) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (iii) the elections set forth in Section 9 of this Confirmation.  All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified herein.  This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction and replaces any previous agreement between the parties with respect to the subject matter hereof.

The Transaction hereunder shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between Dealer or any of its Affiliates, including MS Parent (collectively, “Morgan Stanley”), and Counterparty or any confirmation or other agreement between Morgan Stanley and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Morgan Stanley and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Morgan Stanley and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.                                      The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 25, 2018

Effective Date:	September 28, 2018 (the “Scheduled Effective Date”), or such later date on which the conditions set forth in Section 3 of this Confirmation shall have been satisfied.

Buyer:	Dealer

Seller:	Counterparty

Maturity Date:	September 15, 2019 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Shares:	The shares of common stock, no par value per Share, of Counterparty (Ticker: “CONE”)

Number of Shares:

Initially, (x) if no Initial Hedging Disruption (as defined below) occurs, 2,500,000 Shares (the “Full Number of Shares”) or (y) if an Initial Hedging Disruption occurs, the Reduced Number of Shares (as defined below), in each case, as reduced on each Relevant Settlement Date (as defined under “Settlement Terms” below) by the number of Settlement Shares to which the related Valuation Date relates.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price:	On the Effective Date, USD 59.06 per Share, and on any day thereafter, the product of the Forward Price on the immediately preceding calendar day and

1 + the Daily Rate * (1/365);

provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount per Share for such Forward Price Reduction Date.

Daily Rate:	For any day, the USD-Federal Funds Rate minus 0.60%.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate” as such rate is displayed on the page

“OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no such rate appears for such day on such page, the rate for such day will be determined by the Calculation Agent based on its estimate of the prevailing USD Federal Funds rate for such day.

Forward Price Reduction Dates:	Each date listed as such in Annex B.

Forward Price Reduction Amount
per Share:	For each Forward Price Reduction Date, the Forward Price Reduction Amount per Share set forth opposite such date on Annex B.

Valuation:

Valuation Date:

For any Settlement (as defined below), if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Unwind Dates:

For any Cash Settlement or Net Share Settlement, each day on which Dealer (or its agent or affiliate) purchases Shares in the market in connection with such Settlement, starting on the First Unwind Date for such Settlement.

First Unwind Date:	For any Cash Settlement or Net Share Settlement, as designated in the relevant Settlement Notice.

Unwind Period:	For any Cash Settlement or Net Share Settlement, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement.

Settlement Terms:

Settlement:	Any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of the Transaction.

Settlement Notice:

Subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of the Transaction by designating one or more Scheduled Trading Days following the Effective Date and on or prior to the Maturity Date to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements, First Unwind Dates, each of which First Unwind Dates shall occur no later than the 60th Scheduled Trading Day immediately preceding the Maturity Date) in a written notice to Dealer delivered no later than the applicable Settlement Method Election Date (in the case of a Net Share Settlement or Cash Settlement) or the 5th Scheduled Trading Day immediately preceding the relevant Valuation Date (in the case of a Physical Settlement), which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement if, as of the date of such Settlement Notice, any Shares have been designated as Settlement

Shares for a Cash Settlement or a Net Share Settlement for which the related Relevant Settlement Date has not occurred; and (B) if the Number of Shares as of the Maturity Date is not zero, then the Maturity Date shall be a Valuation Date for a Physical Settlement and the number of Settlement Shares for such Settlement shall be the Number of Shares as of the Maturity Date (provided that if the Maturity Date occurs during any Unwind Period, then the provisions set forth below opposite “Early Valuation” shall apply as if the Maturity Date were the Early Valuation Date).

Undesignated Shares:	As of any date, the Number of Shares minus the number of Shares designated as Settlement Shares for Settlements for which the related Relevant Settlement Date has not occurred.

Settlement Method Election:	Applicable; provided that:

(i) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(ii) Counterparty may elect Cash Settlement or Net Share Settlement only if Counterparty represents and warrants to Dealer in the Settlement Notice containing such election that, as of the date of such Settlement Notice, (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares, (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws, (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) Counterparty would be able to purchase a number of Shares equal to (x) the number of Settlement Shares designated in such Settlement Notice, in case of an election of Cash Settlement or (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the then-current Forward Price, in case of an election of Net Share Settlement, in compliance with the laws of Counterparty’s jurisdiction of organization, (E) it is not electing Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) and (F) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iii) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable:

(A)       to all of the Settlement Shares designated in such Settlement Notice if, on the date such Settlement Notice is received by Dealer, (I) the trading price per Share on the Exchange (as determined by the Calculation Agent) is below USD 29.53 (the “Threshold Price”) or (II) Dealer, as Hedging Party, determines, in its reasonable good faith judgment, that it would be unable to purchase a number of Shares in the market sufficient to unwind its commercially reasonable hedge position in respect of the portion of the Transaction represented by such Settlement Shares and satisfy its delivery obligation hereunder, if any, by the Maturity Date (x) in a manner that (A) would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be subject to the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) based on advice of counsel, would not raise material risks under applicable securities laws or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B)       to all or a portion of the Settlement Shares designated in such Settlement Notice if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by the Calculation Agent in a commercially reasonable manner) is below the Threshold Price or (II) Dealer, as Hedging Party, determines, in its good faith, reasonable judgment, that a Trading Condition has occurred, in which case the provisions set forth below in the fourth paragraph opposite “Early Valuation” shall apply as if such day were the Early Valuation Date and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Electing Party:	Counterparty

Settlement Method Election Date:

With respect to any Settlement, the 5th Scheduled Trading Day immediately preceding (x) the Valuation Date, in the case of Physical Settlement, or (y) the First Unwind Date, in the case of Cash Settlement or Net Share Settlement.

Default Settlement Method:	Physical Settlement

Physical Settlement:

Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date, Dealer shall pay to Counterparty an amount equal to the Forward Price on the relevant Valuation Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to Dealer such Settlement Shares.

Settlement Date:	The Valuation Date.

Net Share Settlement:	If Net Share Settlement applies, on the Net Share Settlement Date, if the Net Share Settlement Amount is greater than zero, Counterparty shall deliver a number of Shares equal to the Net Share Settlement Amount (rounded down to the nearest integer) to Dealer, and if the Net Share Settlement Amount is less than zero, Dealer shall deliver a number of Shares equal to the absolute value of the Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case, in accordance with Section 9.4 of the Equity Definitions, with the Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in the Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the Settlement Price.

Net Share Settlement Date:	The date that follows the Valuation Date by one Settlement Cycle.

Net Share Settlement Amount:

For any Net Share Settlement, an amount equal to (i) the Forward Cash Settlement Amount divided by the Settlement Price plus (ii) a number of Shares, valued at the Settlement Price (determined as if, solely for purposes of this clause (ii), the reference to the phrase “on each Unwind Date during the Unwind Period relating to such Settlement” in the definition of “Settlement Price” were instead deemed to refer, in respect of any relevant Forward Price Reduction Date, to the phrase “during a commercially reasonable period of time corresponding to the relevant Forward Price Reduction Date”), equal to the aggregate Unwind Adjustment Amount(s), if any, for the relevant Unwind Period, as determined by the Calculation Agent.

Forward Cash Settlement Amount:

Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price minus (B) the Relevant Forward Price.

Relevant Forward Price:

For any Cash Settlement or Net Share Settlement, as determined by the Calculation Agent, the weighted average Forward Price per Share on each Unwind Date during the Unwind Period relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each such Unwind Date in connection with such Settlement).

Settlement Price:

For any Cash Settlement or Net Share Settlement, as determined by the Calculation Agent, the weighted average price per Share of the purchases of Shares made by Dealer (or its agent or affiliate) on each Unwind Date during the Unwind Period relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate at each such price per Share in connection with unwinding its commercially reasonable hedge position in connection with such Settlement), plus USD 0.02 per Share.

Unwind Activities:

The times and prices at which Dealer (or its agent or affiliate) purchases any Shares during any Unwind Period in connection with unwinding its commercially reasonable hedge position shall be determined by Dealer in its sole discretion. Without limiting the generality of the foregoing, in the event that Dealer concludes, in good faith and in its reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applicable in similar situations and applied in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) for it, as Hedging Party, to refrain from purchasing Shares on any Scheduled Trading Day (a “Regulatory Disruption”), that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, Dealer may (but shall not be required to) notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day without specifying (and Dealer shall not otherwise communicate to Counterparty) the nature of such Regulatory Disruption, and, for the avoidance of doubt, such Scheduled Trading Day shall not be an Unwind Date and such Regulatory Disruption shall be deemed to be a Market Disruption Event.

Relevant Settlement Date:	For any Settlement, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, as the case may be.

Unwind Adjustment Amount:

For any Net Share Settlement, for any Forward Price Reduction Date that occurs during the period from, and including, the date one Settlement Cycle immediately following the relevant First Unwind Date to, and including, the date one Settlement Cycle immediately following the relevant Valuation Date, an amount determined by the Calculation Agent equal to the product of (i) the Forward Price Reduction Amount per Share for such Forward Price Reduction Date multiplied by (ii)(A) if the Net Share Settlement Amount calculated as of the date immediately prior to the relevant Forward Price Reduction Date is a positive number, such Net Share Settlement Amount or (B) otherwise, zero.

Settlement Currency:	USD

Other Applicable Provisions:

To the extent Dealer or Counterparty is obligated to deliver Shares hereunder, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that, in such case, with respect to any delivery of Shares by Dealer the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares. In addition, to the extent Counterparty is obligated to deliver Shares hereunder, the provisions of Section 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Consequences of Late Delivery:

Without limiting the generality of this Confirmation, the Agreement and the Equity Definitions, if for any reason Counterparty fails to deliver any Shares on the date on which such delivery is required hereunder and a Forward Price Reduction Date occurs on or after such required delivery date and on or before the date such Shares are delivered, Counterparty acknowledges and agrees that, in addition to any other amounts for which Counterparty may be liable hereunder or under law (but without duplication), Counterparty shall be liable to Dealer for an amount equal to the product of: (i) the number of Shares so due but not yet delivered on or prior to such Forward Price

Reduction Date; and (ii) the Forward Price Reduction Amount for such Forward Price Reduction Date.

Share Adjustments:

Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:

Any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend (x) in an amount per Share equal to or less than the Forward Price Reduction Amount corresponding to such quarter and (y) the ex-dividend date for which is no earlier than the Forward Price Reduction Date corresponding to such quarter).

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Extraordinary Events:

The consequences that would otherwise apply under Article 12 of the Equity Definitions to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Hedging, Increased Cost of Stock Borrow or any Extraordinary Event that also constitutes a Bankruptcy Termination Event (as defined below), but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply.

Tender Offer:	Applicable, provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference therein to “10%” with a reference to “20%”.

Delisting:

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided, further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:

Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting at the end of such Section: “provided, however, that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party relative to comparable financial institutions shall not be a Hedging Disruption.”

Increased Cost of Hedging:

Applicable; provided that (x) Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following language at the end of such Section: “provided, however, that any such increased tax, duty, expense or fee that occurs solely due to the deterioration of the creditworthiness of the Hedging Party relative to comparable financial institutions shall not be an Increased Cost of Hedging” and (y) Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) deleting clause (C) of the second sentence thereof and (ii) deleting the third and fourth sentences thereof.

Increased Cost of Stock Borrow:

Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) deleting clause (C) of the second sentence thereof and (ii) deleting the third, fourth and fifth sentences thereof. For the avoidance of doubt, upon the announcement of any event that, if consummated, would result in a Merger Event or Tender Offer, the term “rate to borrow Shares” as used in Section 12.9(a)(viii) of the Equity Definitions shall include, without duplication, any cost borne or amount payable by the Hedging Party in respect of maintaining or reestablishing its commercially reasonable hedge position, including, but not limited to, any assessment or other amount payable by the Hedging Party to a lender of Shares in respect of any merger or tender offer premium, as applicable.

Initial Stock Loan Rate:	25 basis points per annum

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Early Valuation:

Early Valuation:

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time (x) concurrently with or following the occurrence of a Hedging Event, the declaration by Issuer of an Extraordinary Dividend, or an ISDA Event or (y) if an Excess Section 13 Ownership Position or an Excess Regulatory Ownership Position exists, in either case, Dealer (or, in the case of an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date”, in which case the provisions set forth in this “Early Valuation” section shall apply, in the case of an Event of Default or Termination Event, in lieu of Section 6 of the Agreement. For the avoidance of doubt, any amount calculated in connection with an “Early Valuation” (in respect of which Counterparty satisfies its payment and/or delivery obligations under this “Early Valuation” section) as a result of an Extraordinary Dividend shall not be adjusted by the value associated with such Extraordinary Dividend.

As of the Trade Date, Dealer represents and warrants to and agrees with Counterparty that, assuming the accuracy of Counterparty’s representations and warranties made hereunder and under the Underwriting Agreement and compliance by Counterparty with its obligations hereunder and under the Underwriting Agreement, (i) based upon advice of counsel, Dealer (A) does not have actual knowledge of the existence on the Trade Date of an Excess Section 13 Ownership Position or an Excess Regulatory Ownership Position and (B) based on good faith inquiry does not have actual knowledge on the Trade Date of any event or circumstance that is expected to cause the occurrence of an Excess Section 13 Ownership Position or an Excess Regulatory Ownership Position on any day during the term of the Transaction; and (ii) assuming no event or circumstance by or within the control of Counterparty or its affiliates occurs in connection with which the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by MS Group (as defined below) and/or the “ownership” (howsoever defined under any Applicable Restriction) of Shares by MS Group would increase, Dealer will not knowingly cause the occurrence of an Excess Section 13 Ownership Position or an Excess Regulatory Ownership Position on any day during the term of the Transaction with the specific intent of causing the occurrence of an Early Valuation Date.

If the Early Valuation Date occurs on a date that is not during an Unwind Period, then the Early Valuation Date shall be a Valuation Date for a Physical Settlement, and the number of Settlement Shares for such Physical Settlement shall be the Number of Shares on such Early Valuation Date; provided that Dealer may in its sole discretion elect to permit Counterparty to elect Cash Settlement or Net Share Settlement, in which case Dealer, as Hedging Party, will determine, in good faith and in a commercially reasonable manner, the Scheduled Trading Day that will be the First Unwind Date for such Cash Settlement or Net Share Settlement.

If the Early Valuation Date occurs during an Unwind Period, then (i) (A) the last Unwind Date of such Unwind Period shall be deemed to occur on the Early Valuation Date, (B) a Settlement shall occur in respect of such Unwind Period, to which the Settlement Method elected by Counterparty in respect of such Settlement shall apply (subject to the provisions under “Settlement Terms” above in respect of the applicable Settlement Method), and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on the Early Valuation Date, and (ii) (A) the Early Valuation Date shall be a Valuation Date for an additional Physical Settlement (provided that Dealer may in its good faith discretion elect that the Settlement Method elected by Counterparty for the Settlement described in clause (i) of this sentence shall apply, in which case Dealer, in good faith and in a commercially reasonable manner, will determine the Scheduled Trading Day that will be the First Unwind Date for such Cash Settlement or Net Share Settlement) and (B) the number of Settlement Shares for such additional Settlement shall be the number of Remaining Shares on the Early Valuation Date.

Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Settlement Date or Net Share Settlement Date, as applicable, the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent may adjust the terms of the Transaction as appropriate to account for such change to the nature of the Shares.

ISDA Event:

(i) Any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or (ii) the announcement of any event or transaction that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Delisting or Change in Law, in each case, as determined by the Calculation Agent.

Amendment to Merger Event:

Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of such Section beginning with the words “in each case if the Merger Date is on or before” in the fourth to last line thereof.

Hedging Event:

(i) A Loss of Stock Borrow or Hedging Disruption, (ii) (A) an Increased Cost of Stock Borrow or (B) an Increased Cost of Hedging, in the case of sub-clause (A) or (B), in connection with which Counterparty does not elect, and so notify the Hedging Party of its election, in each case, within the required time period to either amend the Transaction pursuant to Section 12.9(b)(v)(A) or Section 12.9(b)(vi)(A) of the Equity Definitions, as applicable, or pay an amount determined by the Calculation Agent that corresponds to the relevant Price Adjustment pursuant to Section 12.9(b)(v)(B) or Section 12.9(b)(vi)(B) of the Equity Definitions, as applicable or (iii) the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days.

Remaining Shares:	On any day, the Number of Shares as of such day (or, if such day occurs during an Unwind Period, the Number of Shares as of such day minus the Unwound Shares for such Unwind Period on such day).

Unwound Shares:

For any Unwind Period on any day, the aggregate number of Shares with respect to which Dealer has unwound its commercially reasonable hedge position in respect of the Transaction in connection with the related Settlement as of such day, as determined by Dealer, as Hedging Party, acting in good faith and a commercially reasonable manner.

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Transfer:

(a)                                 Notwithstanding anything to the contrary in the Agreement (but it being understood that this clause (a) will not limit Section 7(a) of the Agreement), Dealer may, without the consent of Counterparty, assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under the Transaction, in whole or in part, to an affiliate of Dealer that is wholly-owned, directly or indirectly, by MS Parent and the obligations of which under the Transaction are guaranteed by Dealer or MS Parent, provided that (i) no Event of Default, Potential Event of Default or Termination Event with respect to which Dealer is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (ii) no Extraordinary Event, Early Valuation, Market Disruption Event, ISDA Event, Excess Section 13 Ownership Position or Excess Regulatory Ownership Position or other event or circumstance giving rise to a right or responsibility to terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, (iii) at the time of such assignment or transfer, Counterparty would not, as a result of such assignment or transfer, reasonably be expected at any time either (A) to be required to pay (including a payment in kind) to Dealer or such transferee an amount in respect of an Indemnifiable Tax greater than the amount Counterparty would have been required to pay to Dealer in the absence of such transfer or (B) to receive a payment (including a payment in kind) after such assignment or transfer that is less than the amount Counterparty would have received if the payment were made immediately prior to such assignment or transfer, (iv) prior to any such assignment or transfer, Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the transfer complies with the requirements of this subparagraph, (v) Counterparty would not, at the time and as a result of such transfer or assignment, reasonably be expected to become subject to any registration, qualification, reporting or other requirement under applicable law or regulation to which it would not otherwise have been subject absent such transfer or assignment, (vi) Dealer shall be responsible for and shall promptly reimburse on demand of Counterparty reasonable fees and actual, documented out-of-pocket expenses incurred by Counterparty in connection with any proposed assignment or transfer of the Transaction at the request of Dealer, including reasonable fees and actual, documented out-of-pocket expenses of outside counsel to Counterparty in connection with any proposed assignment or transfer, and such transferee or assignee shall be responsible for and shall promptly reimburse on demand of Counterparty fees and actual, documented out-of-pocket expenses incurred by Counterparty arising after such transfer or assignment solely as a result thereof, and (vii) such transfer would not at the time as a result of such transfer or assignment, reasonably be expected to (A) result in breach of any representation, warranty or undertaking of Counterparty in the Agreement or this Confirmation (unless such transferee or assignee waives the relevant representation, warranty or undertaking, as applicable), or (B) require Counterparty to take any additional action or incur any additional obligation, cost or expense to ensure the continued fulfillment of Counterparty’s representations, warranties and covenants, in each case as to such assignee or transferee (other than any such obligation, cost or expense that is reimbursed by Dealer or such transferee or assignee, whether pursuant to clause (vi) above or otherwise). Dealer agrees to give reasonable prior notice to Counterparty of any transfer or assignment without Counterparty’s consent pursuant to this paragraph; notwithstanding any such notice, no assignment or transfer by Dealer pursuant to this subparagraph shall take effect unless and until all conditions to such transfer or assignment are satisfied.

(b)                                 Except to the extent permitted under Section 7 of the Agreement, Counterparty may not transfer or assign any of its rights or obligations under the Transaction, this Confirmation or the Agreement without the prior written consent of Dealer.

Calculation Agent:

Dealer. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions, the 2006 Definitions or this Confirmation, (i) whenever Dealer, acting as any of the Calculation Agent, Determining Party or Hedging Party, is required to act or to exercise judgment or discretion in any way with respect to the Transaction hereunder (including, without limitation, by making calculations, adjustments or determinations with respect to the Transaction), it will do so in good faith and in a commercially reasonable manner and (ii) to the extent Dealer, acting in any capacity, makes any judgment, calculation, adjustment or determination, or exercises its discretion to take into account the effect of an event on the Transaction, it shall do so based on the assumption that the Hedging Party maintains a commercially reasonable Hedge Position at the time of such event and shall, for the avoidance of doubt, take into account such Hedge Position. Dealer shall, within five (5) Exchange Business Days of a written request by Counterparty, provide a written explanation of any judgment, calculation, adjustment or determination made by Dealer, as to the Transaction, in its capacity as Calculation Agent, Determining Party or Hedging Party, including, where applicable, a description of the methodology and the basis for such judgment, calculation, adjustment or determination in reasonable detail, it being agreed and understood that Dealer shall not be obligated to disclose any confidential or proprietary models or other information that Dealer believes to be confidential, proprietary or subject to contractual, legal or regulatory obligations not to disclose such information, in each case, used by it for such judgment, calculation, adjustment or determination.

Counterparty Payment
Instructions:	To be provided by Counterparty

Dealer Payment Instructions:	To be provided by Dealer

Counterparty’s Contact Details
for Purpose of Giving Notice:	To be provided by Counterparty

Dealer’s Contact Details
for Purpose of Giving Notice:	Morgan Stanley & Co. LLC
1585 Broadway
New York, NY, 10036

Attention: Jon Sierant
Telephone: 212-761-3778
Facsimile: 212-507-4629
Email: Jon.Sierant@morganstanley.com

With a copy to:

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY, 10036

Attention: Steven Seltzer
Telephone: 212-762-9849
Facsimile: 212-507-1554
Email: Steven.Seltzer1@morganstanley.com

3.                                      Effectiveness.

The effectiveness of this Confirmation and the Transaction shall be subject to the following conditions:

(a)         the representations and warranties of Counterparty contained in the Underwriting Agreement dated as of September 25, 2018 among Counterparty and Dealer, as representative of the Underwriters party thereto (the “Underwriting Agreement”), that are qualified by materiality shall be true and correct as of the Effective Date and those not so qualified shall be true and correct in all material respects as of the Effective Date (or, in each case, if made earlier than such date under the Underwriting Agreement, as of such earlier date);

(b)         any certificate delivered pursuant to the Underwriting Agreement by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date (or, if made earlier than such date under the Underwriting Agreement, as of such earlier date);

(c)          all of the conditions set forth in Section 6 of the Underwriting Agreement shall have been satisfied;

(d)         the Closing Date (as defined in the Underwriting Agreement) shall have occurred as provided in the Underwriting Agreement and Counterparty shall have satisfied with respect to Dealer and the “Forward Seller” (as defined in the Underwriting Agreement) its obligations set forth under Section 7 of the Underwriting Agreement;

(e)          all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date as if made as of the Effective Date; and

(f)           Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date, including without limitation its obligations under Section 6 hereof;

Notwithstanding the foregoing or any other provision of this Confirmation, if (x) on or prior to 9:00 a.m, New York City time, on the date the Closing (as defined in the Underwriting Agreement) is scheduled to occur, Dealer determines it is unable, in connection with establishing its commercially reasonable hedge position, to borrow and deliver for sale the Full Number of Shares or (y) Dealer determines it would incur a stock loan cost of more than 25 basis points per annum with respect to all or any portion of the Full Number of Shares (in each case, an “Initial Hedging Disruption”), the effectiveness of this Confirmation and the Transaction shall be limited to the number of Shares Dealer determines it is able to borrow at a cost of not more than 25 basis points per annum (such number of Shares, the “Reduced Number of Shares”), which, for the avoidance of doubt, may be zero.

4.                                      Additional Mutual Representations and Warranties.  In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into the Transaction hereunder as principal and not on behalf of any third party.

5.                                      Additional Representations and Warranties of Counterparty.  In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to Dealer, and agrees with Dealer, as of the Trade Date and as of the Effective Date, that:

(a)         without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, EITF 00-19, 01-6, 03-6 or 07-5, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(b)         Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction. Based on such resolutions, Section 7.2.7(c) of Counterparty’s Articles of Amendment and Restatement applies to Dealer (and its affiliates acting in connection with the Transaction) (i) in respect of Shares delivered to Dealer (or such respective affiliates) from time to time in connection with the settlement of the Transaction (which deliveries are necessary to facilitate the offering of Shares contemplated pursuant to the Underwriting Agreement, within the meaning of such Section 7.2.7(c)) and (ii) otherwise to the extent necessary to facilitate the Transaction or any other forward sale transaction pursuant to the Underwriting Agreement;

(c)          it shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Number of Shares plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;

(d)         it will not repurchase any Shares if, immediately following such repurchase, the Number of Shares would be equal to or greater than 6.5% of the number of then-outstanding Shares and it will notify Dealer immediately upon the announcement or consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, since the Trade Date), exceeds 0.5% of the number of then-outstanding Shares;

(e)          it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(f)           (i) neither it nor any of its officers or directors is aware of any material non-public information regarding itself or the Shares; (ii) it is entering into this Confirmation and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; (iii) it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and (iv) it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

(g)          it is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)         no state or local (including, to the best of Counterparty’s knowledge, non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable specifically to the Shares (and not generally to ownership of equity securities by a financial institution that is not generally applicable to holders of the Shares) would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares as a commercially reasonable Hedge Position in connection with the Transaction in accordance with the terms of this Confirmation and the Agreement;

(i)             as of the Trade Date and as of the date of any payment or delivery by Counterparty or Dealer hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(j)            it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k)         it: (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating any recommendations of Dealer or its associated persons;

(l)             it understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer (subject to Section 8(b) below) or any governmental agency; and

(m)     IT UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(n)         In connection with this Confirmation, the Underwriting Agreement, the Transaction and the other transactions contemplated hereunder and thereunder (the “Relevant Transactions”), Counterparty acknowledges that none of Dealer and/or its affiliates is advising Counterparty or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (for the avoidance of doubt, notwithstanding any advisory relationship that  Dealer and/or its affiliates may have, or may have had in the past, with Counterparty and/or its affiliates). Counterparty shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Relevant Transactions, and none of Dealer and/or its affiliates shall have any responsibility or liability to Counterparty with respect thereto. Any review by the Dealer and/or its affiliates of Counterparty, the Relevant Transactions or other matters relating to the Relevant Transactions will be performed solely for the benefit of Dealer and/or its affiliates, as the case may be, and shall not be on behalf of Counterparty.  Counterparty waives to the full extent permitted by applicable law any claims it may have against Dealer and/or its affiliates arising from an alleged breach of fiduciary duty in connection with the Relevant Transactions.

6.                                      Additional Covenants of Counterparty.

(a)         Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to the Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Dealer or an affiliate of Dealer.  Accordingly, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition (and without limitation of the representations and warranties of Counterparty made pursuant to Section 9.11 of the Equity Definitions), Counterparty represents and agrees that any such Shares have been duly authorized and shall be, upon delivery, validly issued, fully paid and non-assessable.

(b)         Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.  Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Confirmation, Counterparty acknowledges and agrees that it will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under or in connection with the Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions.

(c)          Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director, of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)         Counterparty shall promptly provide notice to Dealer (in which notice Counterparty will be deemed to make the representation and warranty set forth in Section 5(f)(i) as of the date of such notice) promptly after (i) the occurrence of any Event of Default, or a Termination Event in respect of which Counterparty is a Defaulting Party or an Affected Party, as the case may be, and (ii) the making of any public announcement by Counterparty or its controlled affiliates of any event that, if consummated, would constitute an Extraordinary Event or Potential Adjustment Event.

(e)          Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by Dealer or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty.  Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of Dealer, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.

(f)           Counterparty will not take, or permit to be taken, any action to cause any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) to occur in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period.

(g)          Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, notify Dealer of such public announcement; (ii) promptly notify Dealer following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date for the Merger Transaction that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date.  Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct.  In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.  Counterparty acknowledges that under the terms of this Confirmation, any such notice may result in a Regulatory Disruption, a Trading Condition or an Early Valuation or may affect the length of any ongoing Unwind Period; accordingly, Counterparty acknowledges that its delivery of such notice shall comply with the standards set forth in Section 6(c) above.  “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization with respect to the Counterparty and/or the Shares as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(h)         Counterparty represents and warrants to, and agrees with, Dealer that Counterparty has not and will not, without the prior written consent of Dealer, enter into any structured share purchase or sale transaction (including the purchase or sale of any option or combination of options relating to the Shares), or any other transaction similar to the Transaction described herein, where any valuation period (however defined) in such other transaction will overlap at any time (including as a result of acceleration, postponement or extension in such valuation period as provided in the relevant agreement) with any Unwind Period under this Confirmation.  In the event that the valuation period in any such other transaction overlaps with any Unwind Period under this Confirmation as a result of any acceleration, postponement or extension of such Unwind Period, Counterparty shall promptly amend such transaction to avoid any such overlap.

(i)             Counterparty agrees to provide Dealer at least 10 Scheduled Trading Days’ written notice prior to any amendment, supplement, waiver or other modification to the Charter, bylaws or any other constitutive document of Counterparty that would reduce the ownership threshold set forth in Section 7.2.1 of the Charter to a percentage lower than 9.8% or that would, based on the advice of counsel to Counterparty, give rise to any other Applicable Restriction (as defined below) applicable to Dealer (including with respect to its commercially reasonable Hedge Positions) with respect to the Transaction (a “Charter Notice”). Upon receipt of a Charter Notice, Dealer may designate an Additional Termination Event with respect to any portion of the Transaction as the sole Affected Transaction with Counterparty as the sole Affected Party, that Dealer (or its affiliate), reasonably determines, based on advice of counsel,  is necessary to reduce the Charter Percentage to (i) the lowest ownership level contemplated by Section  7.2.1 of the Charter (or, if lower, the ownership level contemplated in any such other Applicable Restriction) minus (ii) 0.5%. The “Charter Percentage” shall be a fraction, the numerator of which is (i) the relevant Number of Shares plus (ii) any other Shares that Dealer, its affiliates and each other person  subject to aggregation of Shares with Dealer under the Charter (or such other Applicable Restriction) reasonably determines, based on advice of counsel, may be “Beneficially Owned” (howsoever defined) under the Charter (or such other Applicable Restriction), and the denominator of which is the number of Shares outstanding.

7.                                      Termination on Bankruptcy.  The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that the Transaction and the obligations and rights of Counterparty and Dealer (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Dealer, if, on or prior to the final Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date,  an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code (a “Bankruptcy Termination Event”).

8.                                      Additional Provisions.  (a)  Dealer acknowledges and agrees that Counterparty’s obligations under the Transaction are not secured by any collateral and that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transaction.

(b)         [Reserved.]

(c)          The parties hereto intend for:

(i)                                     the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code;

(ii)                                  the rights given to Dealer pursuant to “Early Valuation” in Section 2 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii)                               any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;

(iv)                              all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and

(v)                                 any or all obligations that either party has with respect to this Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transaction) or any other agreement between such parties.

(d)         Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under this Agreement a number of Shares greater than 5,000,000 Shares  (as adjusted for stock splits and similar events) (the “Capped Number”).  The Capped Number shall be subject to adjustment only on account of (x) Potential Adjustment Events of the type specified in (1) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions so long as, in the case of this sub-clause (2), such event is within Counterparty’s control, (y) Merger Events requiring corporate action of Counterparty (or any surviving entity of the Issuer hereunder in connection with any such Merger Event) and (z) Announcement Events that are not outside Counterparty’s control.  Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”).  In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(c) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”).  Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, shall deliver such Shares thereafter.

Counterparty shall not, until Counterparty’s Share delivery obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transaction.

(e)          The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs &Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(f)           The parties intend for this Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and for this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

(g)          Notwithstanding any provisions of the Agreement, all communications relating to the Transaction or the Agreement shall be transmitted exclusively through Dealer at 1585 Broadway, New York, New York 10036, Telephone No. (212) 761-3778, Facsimile No. (212) 212-507-4629

9.                                      [INTENTIONALLY OMITTED]

10.                               Beneficial Ownership.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “MS Group”) would be equal to or greater than 9.0% of the outstanding Shares (an “Excess Section 13 Ownership Position”), (ii) violation would occur in respect of any restriction on ownership and/or transfers set forth in Section 7.2.1 of the Charter or (iii) Dealer, MS Group or any person whose ownership position would be aggregated with that of Dealer or MS Group (Dealer, MS Group or any such person, a “MS Person”) under Sections 3-601 to 3-605 and 3-701 to 3-710 of the Maryland General Corporation Law or any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders or organizational documents or contracts of Counterparty, in each case, applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Share that would be permitted under Applicable Restrictions and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a MS Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (iii), an “Excess Regulatory Ownership Position”).  If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) MS Group directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares and (y) the occurrence of an Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement, notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery.

11.                               Non-Confidentiality.  The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Dealer and its affiliates to Counterparty relating to such tax treatment and tax structure and (ii) Dealer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

12.                               Use of Shares.  Dealer acknowledges and agrees that, except in the case of a Private Placement Settlement, Dealer (or its agents or affiliates, as applicable) shall use any Shares delivered by Counterparty to Dealer on any Settlement Date to return to securities lenders to close out borrowings created by Dealer (or its agents or affiliates, as applicable) in connection with its hedging activities related to exposure under this Transaction or in a manner that Dealer otherwise believes in good faith and based on the advice of counsel to be in compliance with applicable securities law.

13.                               Restricted Shares.  If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6(a) above or Dealer otherwise determines in its reasonable opinion, based on advice of counsel, that any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer to securities lenders as described in Section 6(a) above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer

14.                               Set-Off.  Notwithstanding Section 6(f) of the Agreement, Dealer agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from Dealer to Counterparty with respect to contracts or instruments that are not Equity Contracts.  “Equity Contract” means any transaction or instrument that does not convey to Dealer rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

15.                               Staggered Settlement.  Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

16.                               Special Dividends.  If an ex-dividend date for a Special Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Counterparty to Dealer in settlement of the Transaction), Counterparty shall pay to Dealer on the earlier of (i) the date on which such Special Dividend is paid by the Issuer to holders of record of the Shares and (ii) the Maturity Date an amount, as determined by the Calculation Agent, in cash equal to the product of (a) the per Share amount of such Special Dividend, and (b) the Remaining Amount on such ex-dividend date.  “Special Dividend” means any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.  “Remaining Amount” means, at any time, the sum of (i) the number of Remaining Shares as of such time and (ii) if the Net Share Settlement Amount as of such time is (A) a positive number and (B) has not been delivered by Counterparty to Dealer pursuant to “Net Share Settlement” above, such Net Share Settlement Amount.

17.                               Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION, ANY TRANSACTION HEREUNDER AND/OR ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS CONFIRMATION AND/OR ANY TRANSACTION HEREUNDER.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

18.                               Submission to Jurisdiction.  13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement or the Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

19.                               Counterparts.  This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

20.                               Taxes.

(i)                                     For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations: (1) it is a disregarded entity and its sole owner is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Treasury Regulations”)) for U.S. federal income tax purposes and (2) Dealer’s sole member is a corporation duly organized under the laws of the State of Delaware and is an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii).

(ii)                                  For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representations: (1) it is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes and (2) it is a real estate investment trust for U.S. federal income tax purposes, it is organized under the laws of the State of Maryland, and it is an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii)(J).

(iii)                               For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Dealer agrees to deliver to Counterparty one (1) duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (i) reasonable request of Counterparty or (ii) learning that any form previously provided has become obsolete or incorrect. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one (1) duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Confirmation and shall provide a new form promptly upon (i) reasonable request of Dealer or (ii) learning that any form previously provided has become obsolete or incorrect.

(iv)                              “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(v)                                 To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the ISDA on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction. For greater certainty, if there is any inconsistency between this provision and the provisions contained in any other agreement between the parties with respect to this Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction to which this Confirmation relates, by executing one original copy of this Confirmation and returning such copy to Dealer and retaining the other original copy bearing the signature of Dealer for your records.

Yours faithfully,

MORGAN STANLEY & CO. LLC

By:	/s/ Darren C. McCarley
	Name:	Darren C. McCarley
	Title:	Managing Director

Agreed and accepted by:

CYRUSONE INC.

By:	/s/ Diane M. Morefield
	Name:	Diane M. Morefield
	Title:	Executive Vice President & Chief Financial Officer

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:

(a)         all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)         as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of issuers comparable to Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)          as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer. (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)         in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

In connection with the foregoing, Dealer acknowledges and agrees that a Private Placement Agreement and private placement memorandum substantially similar to the Underwriting Agreement and prospectus used in connection with the public offering of Shares pursuant thereto (with such modifications thereto as are reasonably satisfactory to Dealer taking into account the exempt resale of the Unregistered Settlement Shares, then-current facts and circumstances and such other factors as Dealer determines appropriate in good faith and its reasonable discretion, including with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applicable in similar situations and applied in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer)), respectively, shall satisfy the documentation requirements set forth in clauses (c) and (d) above.

In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.

If Counterparty delivers any Unregistered Settlement Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).